Exhibit 99.1

Kentucky American Water Granted New Water Rates
by Kentucky Public Service Commission
Increase driven by more than $212 million in system improvements

LEXINGTON, Ky. (December 17, 2025) – The Kentucky Public Service Commission (PSC) has approved new water rates for Kentucky American Water. The approved rates represent a total annualized revenue increase of approximately $18.2 million.

The company’s rate request was filed on May 16, 2025, and was primarily driven by more than $212 million in water treatment and distribution system improvements made since the company’s last rate filing. These improvements help ensure Kentucky American Water continues to provide safe, clean, reliable and affordable drinking water service to our customers and supports economic development in our communities.

The new rates are effective as of December 16, 2025. With the approved rate increase, the average monthly bill for residential water customers using an average of 3,900 gallons per month will increase by approximately $2.

“Kentucky American Water is committed to providing safe, clean, reliable and affordable water service to over half a million people in portions of 13 counties,” said Rob Burton, president of Kentucky American Water. “Our long-term, efficient and consistent approach to capital investment enables us to achieve the high level of water service our customers expect and deserve while also helping ensure compliance with state and federal regulations.”

Customers will be informed of the approved rates by mail and through the company’s website at www.kentuckyamwater.com.

Kentucky American Water offers customer assistance programs that include payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance Program link under Customer Service & Billing on the company’s website.

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About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Kentucky American Water
Kentucky American Water, a subsidiary of American Water, is the largest regulated water utility in the state, with 150 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 527,000 people.

For more information, visit Kentucky American Water’s website and join Kentucky American Water on Facebook, X, Instagram and LinkedIn.

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For further information:

Media Contact:
Susan Lancho
Senior Manager, External and Government Affairs
Kentucky American Water
susan.lancho@amwater.com

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